                                   EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                              Two Quarters Ended
                                                         January 1,       January 2,
                                                            1999            1998
                                                         ----------       -------
                                                    (Millions of Dollars, Except Ratios)

EARNINGS:
Net income . . . . . . . . . . . . . . . . . . . . .       $ 81.2           $ 96.3
Plus:  Income taxes. . . . . . . . . . . . . . . . .         41.7             49.6
       Fixed charges . . . . . . . . . . . . . . . .         53.5             48.3
       Amortization of capitalized interest. . . . .          1.0               .9
Less:  Interest capitalized during the period. . . .          (.1)            (5.7)
                                                           ------           ------
                                                           $177.3           $189.4
                                                           ======           ======

FIXED CHARGES:
Interest expense . . . . . . . . . . . . . . . . . .       $ 42.3           $ 33.3
Plus:  Interest capitalized during the period. . . .           .1              5.7
       Portion of rents deemed representative of the
        interest factor. . . . . . . . . . . . . . .         11.1              9.3
                                                           ------           ------
                                                           $ 53.5           $ 48.3
                                                           ======           ======

RATIO OF EARNINGS TO FIXED CHARGES . . . . . . . . .         3.31             3.92
                                                             ====             ====
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